Exhibit (a)(1)(C)

CONSUMER PORTFOLIO SERVICES, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS
FOR NEW STOCK OPTIONS

ELECTION FORM

[Employee Name],

Consumer Portfolio Services, Inc., a California corporation (the “Company”), is offering Eligible Optionholders the opportunity to surrender Eligible Options to purchase shares of the Company’s common stock, no par value, in exchange for New Options (the “Exchange Offer”), on the terms and conditions and as more fully described in the Offer to Exchange document.  On the reverse of this page is a list of your Eligible Options that may be surrendered for exchange pursuant to the Exchange Offer.  Please read this document carefully, including the Agreement to Terms and Conditions of Election attached hereto.

To make an election using this form, place a check mark (✓) in either the “Exchange” or “Do Not Exchange” box below next to each Eligible Option noted on the reverse.  Any Election Form submitted without an “Exchange” or “Do Not Exchange” marked for each Eligible Option below will be rejected. You may elect to exchange your Eligible Options for New Options by (i) delivering a fully-completed copy of this Election Form to: Attention: Corporate Secretary, Consumer Portfolio Services, Inc., 19500 Jamboree Road, Irvine, California 92612; or (ii) sending a scanned or PDF copy of a fully-completed copy of this Election Form via electronic mail to optionoffer@consumerportfolio.com, in each case on or before the Expiration Date.

FOR YOUR ELECTION TO BE EFFECTIVE, THIS COMPLETED AND SIGNED ELECTION FORM MUST BE RECEIVED BY THE COMPANY BEFORE THE EXPIRATION DATE OF 5:00 P.M. PACIFIC TIME ON THURSDAY, DECEMBER 10, 2009 (OR SUCH LATER DATE AS MAY APPLY IF THE EXCHANGE OFFER IS EXTENDED).

YOU MAY MODIFY YOUR ELECTION(S) AT ANY TIME BEFORE EXPIRATION OF THE EXCHANGE OFFER.  YOUR FINAL ELECTION(S) RECEIVED BEFORE EXPIRATION OF THE EXCHANGE OFFER WILL SUPERSEDE ANY PREVIOUS ELECTION(S).

Eligible Option Grant Date	Number of Eligible Options	Current Exercise Price	Make ONE Election for Each Eligible Option
			☐	Exchange	☐	Do Not Exchange
			☐	Exchange	☐	Do Not Exchange
			☐	Exchange	☐	Do Not Exchange
			☐	Exchange	☐	Do Not Exchange
			☐	Exchange	☐	Do Not Exchange
			☐	Exchange	☐	Do Not Exchange
			☐	Exchange	☐	Do Not Exchange
			☐	Exchange	☐	Do Not Exchange
			☐	Exchange	☐	Do Not Exchange
			☐	Exchange	☐	Do Not Exchange
			☐	Exchange	☐	Do Not Exchange

You need not return the stock option agreements relating to your tendered Eligible Options, as they will be automatically cancelled if we accept your tendered Eligible Options. If you have any questions concerning this Election Form, please contact Mark Creatura at (949) 753-6800 or at optionoffer@consumerportfolio.com.

AGREEMENT TO TERMS AND CONDITIONS OF ELECTION

By electing to exchange your Eligible Options for New Options, you hereby represent and agree to the following terms and conditions:

1. Capitalized terms used in this Election Form but not otherwise defined shall have the meaning given to them in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated November 12, 2009.

2. The Exchange Offer and any rights to tender, or to withdraw a tender, of your Eligible Options will expire at 5:00 p.m. Pacific Time on Thursday, December 10, 2009 (or on such later date if the Company extends the Exchange Offer).

3. I surrender to the Company for exchange those Eligible Options specified in the table above (i.e., those Eligible Options marked “Exchange”) and understand that, upon acceptance by the Company, this Election Form will constitute a binding agreement between the Company and me, unless the Company receives a valid withdrawal election with respect to such Eligible Options before the Exchange Offer expires.

4. I understand that the Company will determine, in its sole discretion, all questions as to the number of shares subject to Eligible Options tendered and/or withdrawn, and the validity, form, eligibility (including time of receipt) and acceptance of my tender/withdrawal of Eligible Options.  Subject to any order or decision by a court or arbitrator of competent jurisdiction, the Company’s determination of these matters will be final and binding on all parties.  The Company may reject my tender/withdrawal of Eligible Options if it determines that it is not in the appropriate form or would be unlawful to accept.  The Company may waive any defect or irregularity in my tender with respect to Eligible Options tendered before the Expiration Date of 5:00 p.m. Pacific Time on Thursday, December 10, 2009.  My tender/withdrawal of Eligible Options will not be accepted until I have cured all defects or irregularities to the Company’s satisfaction, or they have been waived by the Company, prior to the Expiration Date of 5:00 p.m. Pacific Time on Thursday, December 10, 2009.  Neither the Company nor any other person is obligated to give me notice of any defects or irregularities in connection with your tender/withdrawal of Eligible Options.

5. I understand that if I validly surrender Eligible Options for exchange, and such Eligible Options are accepted and cancelled, I will lose my rights to purchase any shares under such Eligible Options and I will receive in exchange the New Options.

6. I understand that any New Options issued to me in the Exchange Offer will be subject to vesting in a manner that bars any exercise for six months after the New Option Grant Date but thereafter becomes exercisable on the same schedule as was applicable to the tendered Eligible Options; provided, however, that I continue to remain employed by the Company during such periods as the New Options remain outstanding.

7. I understand that the exercise price per share for each New Option will be equal to the greater of $1.50, or the Last Reported Market Price, which is the closing price of the Company’s common stock on the date the Exchange Offer expires as reported on The NASDAQ Global Market.

8. I understand that the New Options will be subject to the terms and conditions of the Company’s 2006 Long-Term Equity Incentive Plan (the “2006 Stock Plan”), and that the New Options may be treated as incentive stock options or nonqualified stock options for U.S. federal income tax purposes, depending, among other things, on the extent to which such options first become exercisable in any one tax year.  In particular, I am aware that a greater portion of any New Options may first become exercisable in the year 2010 than was the case with respect to the corresponding surrendered options, which may cause such New Options to be ineligible for treatment as incentive stock options.

9. I acknowledge that the Company has encouraged me to consult with my own tax, financial and legal advisors as to the consequences of participating or not participating in the Exchange Offer.

10. To remain eligible to surrender Eligible Options for exchange in the Exchange Offer, I understand that I must be employed by the Company on the date the Exchange Offer commences and must remain employed by the Company through the date that New Options are granted. I understand that I must also remain eligible to participate in the 2006 Stock Plan through the date the New Options are granted.

11. I understand that nothing in the Exchange Offer or related documents should be construed to confer upon me the right to remain an employee of the Company. The terms of my employment with the Company remain unchanged. I understand that the Company cannot guarantee or provide me with any assurance that I will not be subject to involuntary termination or that I will otherwise remain employed following the date on which the Exchange Offer closes or thereafter.  Should I cease to be employed by the Company prior to all or any part of the New Options becoming exercisable, I will not be able to exercise any or that part of the New Options (nor the corresponding surrendered options) to purchase common stock of the Company.

12. I understand that in accordance with the terms and conditions of the Offer to Exchange document, the Company may extend, terminate, and/or amend the Exchange Offer. In any such event, I understand that any Eligible Options surrendered for exchange but not accepted by the Company will remain in effect and subject to their current terms and conditions.

13. I understand that my election to participate in the Exchange Offer is entirely voluntary, and I am aware that I may withdraw my decision to surrender my eligible stock options at any time until the Exchange Offer expires.  I understand that my election to surrender my Eligible Options will be irrevocable at 5:00 p.m. Pacific Time on Thursday, December 10, 2009, unless the Exchange Offer is extended.

14. I hereby sell, assign and transfer to the Company all right, title and interest in and to all of the Eligible Options that I am surrendering for exchange as specified in the table above.

15. I understand that I must mark either the “Exchange” or “Do Not Exchange” box for each Eligible Option listed in the table above and that if I do not make an election for each such Eligible Options noted in the table above, then my entire election will be rejected.

16. I hereby represent and warrant that I have full power and authority to elect to surrender the Eligible Options marked “Exchange” in the table above and that, when and to the extent such Eligible Options are accepted by the Company, such Eligible Options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and such Eligible Options will not be subject to any adverse claims. Without limiting the foregoing, I hereby represent and warrant that either I am not married and do not have a registered domestic partner, my spouse or registered domestic partner has no community or other marital property rights in the Eligible Options or New Options, or my spouse or registered domestic partner has consented to and agreed to be bound by the Election Form. Upon request, I will execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange of the Eligible Options I am electing to exchange.

17. I agree to all of the terms and conditions of the Exchange Offer, as more fully set forth in the Offer to Exchange document.

Date:
Employee Signature

Employee Name (please print)